aviatech.

AVIATECH CONTRACT

PRODUCTION SERVICES

Agreement between **Aviatech** and **UFood Grill (client)**

It is agreed that:

Terms and Conditions:
Client will retain the services of Aviatech to produce a 4 – 6 minute investor video; subject to the conditions stated in this Contract, as follows:

Project Structure and Content:
Content and structure of the program will be based on the script. Aviatech will develop a creative outline and full script. Client will have the full approval. Following approval, Aviatech will be responsible for decisions regarding production and technical aspects of the project.

Production Schedule:
Completion date for this project will be mutually agreed upon by both parties. A production schedule will specify commencement and completion of this project. Production shall begin as scheduled, following receipt of Client's initial payment.

Release of Production Master and Subsequent Costs:
Included in the contract is a Production Master of the completed project on DVD. Additional tapes or dubs will be billed at existing rate card rates and will be added to the final bill. Freight or delivery charges shall be added to the final bill.

Client appointed Representative:
Liaison with Client shall be through ______________________ who shall represent Client in the review of quality, rate of progress, approvals, deletions or change orders, and other related considerations. This representative shall have power to make all final decisions on behalf of Client's interests.

Client Support:
Client shall provide, in a timely manner, the necessary technical and content assistance, support, and other outside materials or services, as necessary, in order to allow Aviatech to complete the project within the proscribed time schedule. Aviatech and Client will use their best efforts to adhere to the proscribed Production Schedule.

Contract Price and Terms:
In consideration for production services, **Client** agrees to compensate **Aviatech** in the amount of **$15,200** payable as follows:

(a) $7,600 payable upon commencement of production

(b) $7,600 payable upon delivery of completed production

(c) **15,000 newly issued restricted shares of Ufood Grill common stock, issued in favor of Greg Anton, President of Aviatech**

Scope of Project:
Post-Production Budget Includes the following:

- Creative Concept and Script Development
- Voice over Talent Fee
- 5 days of editing
- Graphic development
- Library music fee
- Audio Mix and Sweetening
- Compress for Web Useage
- Producer fee

Changes in Scope of Project:
If **Client's** actions, delays or change of project direction result in additional production time and expense(s) required beyond these compensated herein, **Aviatech** shall notify **Client** prior to incurring any such expenses, and such expenses shall be approved by an authorized representative of the **Client**.

Use of Materials for Demonstrative Purposes:
Aviatech, at its sole cost, shall have the right to show the Project, in any media form, to potential clients as an example of **Aviatech's** work. **Aviatech** may also employ all or portions of the materials produced for this project in **Aviatech's** own promotional or marketing efforts.

Cancellations:
Should the client decide to suspend of cancel this Contract, the client is responsible for all costs incurred up to the point of cancellation, including **Aviatech** prorated general and administrative costs.

Mutual Warrants and Representations:
Client warrants and represents that **Client** is free to enter into and perform this Agreement. Likewise, **Aviatech** warrants and represents that **Aviatech** is free to enter and fully perform this Agreement. **Client** warrants that it is the sole owner and/or has the right to possession and use of all elements delivered to **Aviatech**,

General:
The agreement shall be governed by and construed in accordance with the laws of the State of California. This agreement represents the entire understanding of the parties and no modification will be made except in writing by both parties.

The parties have executed this Contract as of the dates below:

By ERIC SPITZ	By Greg Anton
Title EVP	Title President President
Date June 16, 2008	Date June 17, 2008